EXHIBIT 17.1

RESIGNATION

TYPHOON TOUCH TECHNOLOGIES, INC.

TO: Typhoon Touch Technologies, Inc.
        1700-7th Ave, Suite 2100, PMB 134
        Seattle Washington 98101

I, James P. Shepard, hereby resign as a Director, Officer and/or any other position which I may currently hold in Typhoon Touch Technologies, Inc., effective as of 5:00 P.M., August 8, 2008.

My resignation is not due to any disagreement with Typhoon Touch Technologies, Inc., other board members or its audit firm on any matter related to its operations, policies or practices.

Dated this 8th day of August, 2008.

/s/ James P. Shepard
________________________________

By: James P. Shepard